Exhibit 10.1

October 19, 2018

Darrell W. Chambliss 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380

Re:	The Waste Connections US, Inc. Separation Benefits Plan

Dear Darrell:

This letter agreement (this “Letter Agreement”) relates to the Separation Benefits Plan (and Summary Plan Description) of Waste Connections US, Inc., a Delaware corporation (the “Company”), effective July 24, 2018 (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance and change in control benefits set forth therein, effective as of October 19, 2018 (the “Participant Effective Date”). A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

1.	that you have received and reviewed a copy of the Plan;

2.	that terms not defined in this Letter Agreement but beginning with a capital letter have the meaning assigned to them in the Plan;

3.	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan (including, without limitation, the covenants set forth in Sections 5, 6 and 12 of the Plan) and the terms set forth below; and

4.	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to the Company within thirty (30) days of your receipt of this Letter Agreement.

You and the Company (hereinafter referred to as the “parties”) hereby AGREE as follows:

1.	Positions and Responsibilities. During the Term, you will be directly employed by the Company, will serve as Executive Vice President and Chief Operating Officer of Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Parent”) and certain of its subsidiaries, including the Company, and will perform such other duties and responsibilities as may be reasonably assigned to you from time to time by the Parent’s Board of Directors (the “Board”) and/or Chief Executive Officer (the “CEO”). You will devote your attention, energies and abilities in those capacities to the proper oversight and operation of the business of the WCI Group to the exclusion of any other occupation. As Executive Vice President and Chief Operating Officer of the Parent and certain of its subsidiaries, including the Company, you will: (i) report to the CEO or his designee, (ii) be based at the Parent’s principal administrative offices in The Woodlands, Texas, and (iii) be responsible for all duties, authority and responsibility customary for such positions. You will devote such time and attention to your duties as are reasonably necessary to the proper discharge of your responsibilities hereunder. You agree to perform all duties consistent with: (a) policies established from time to time by the WCI Group; and (b) all applicable legal requirements. For purposes of the Plan, you are hereby designated as a President/EVP Participant.

2.	Compensation, Benefits and Reimbursement of Expenses.

a.	Base Salary. The Company hereby agrees to pay you an annual base salary of Five Hundred Fifteen Thousand Dollars ($515,000) (“Base Salary”). Your Base Salary will be payable in accordance with the Company’s normal payroll practices, and your Base Salary is subject to withholding and social security, unemployment and other taxes. Further increases in Base Salary will be considered by the Board.

b.	Performance Bonus. You shall be entitled to an annual cash bonus (the “Bonus”) based on the Parent’s attainment of reasonable financial objectives to be determined annually by the Board. Your target annual Bonus will equal Seventy-Five Percent (75%) of the applicable year’s ending Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met. Nothing in the Plan or in this Letter Agreement shall invalidate any cash bonus plan approval by the Board or a Committee of the Board providing for higher payments in the event extraordinary or “stretch” goals are met. The Bonus will be paid in accordance with the Parent’s bonus plan, as approved by the Board; provided, that in no case shall any portion of the Bonus with respect to any such fiscal year be paid more than three (3) months after the end of such fiscal year.

c.	Grants of Equity Awards. You shall be eligible for annual grants of restricted share unit awards, performance share unit awards or other Equity Awards on such terms and to such level of participation as the Board or the Compensation Committee of the Board determines to be appropriate, bearing in mind your positions and responsibilities. The terms of any such Equity Awards shall be governed by the relevant plans under which they are issued and described in detail in applicable agreements between the Parent and you.

d.	Other Benefits. You will be entitled to paid annual vacation, which will accrue on the same basis as for other employees of the Company of similar rank, but which will in no event be less than four (4) weeks for any twelve (12) month period commencing January 1st of each year. You also will be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

e.	Reimbursement of Other Expenses. The Company agrees to pay or reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties on presentation of proper expense statements or vouchers. All such supporting information shall comply with all applicable Company policies relating to reimbursement for travel and other expenses.

3.	Severance and Change in Control Benefits.

a.	Termination without Cause or for Good Reason. If your employment is terminated by the Company without Cause or by you for Good Reason, the Company will pay you, in lieu of any payments under Section 4 of the Plan for the remainder of the Term, Three Million Three Hundred Thousand Dollars ($3,300,000). This amount will be paid in accordance with Section 7(b) or Section 8(a) of the Plan, as applicable.

b.	Payments on Change in Control. If a Change in Control occurs during the Term and your employment with the Company is terminated by the Company without Cause or by you for Good Reason, in each case within two (2) years after the effective date of the Change in Control, then you will be entitled to receive and the Company agrees to pay to you, in lieu of payments under Section 4 of the Plan for the remainder of the Term, Three Million Three Hundred Thousand Dollars ($3,300,000). This amount will be paid in accordance with Section 10(a) of the Plan.

4.	Right to Other Payments. In consideration of becoming eligible to receive the severance and change in control benefits provided under the terms and conditions of the Plan, in addition to providing the waiver required by Section 7(e) or Section 8(c) of the Plan, as applicable, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement.

5.	Entire Agreement. You understand that the waiver set forth in Section 4 above is irrevocable and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein. You agree and acknowledge that this Letter Agreement and the Plan supersede and replace that certain letter agreement, “Re: The Waste Connections, Inc. Separation Benefits Plan,” between you and the Company dated as of February 13, 2012, and its related Separation Benefits Plan (and Summary Plan Description) Effective February 13, 2012.

6.	Survival. Your participation in the Plan will continue in effect following any termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

7.	Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Letter Agreement may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of each such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

8.	Miscellaneous. This Letter Agreement and the Plan set forth the entire agreement between the WCI Group and you concerning the subject matter described herein, and fully supersede any and all prior oral or written agreements, promises or understandings between the WCI Group and you concerning the subject matter described herein including, without limitation, any acceleration provisions set forth in any agreement evidencing an Equity Award held by you. Further, you represent and acknowledge that in executing this Letter Agreement, you do not rely, and have not relied, on any prior oral or written communications by the WCI Group, and you expressly disclaim any reliance on any prior oral or written communications, agreements, promises, inducements, understandings, statements or representations in entering into this Letter Agreement. Therefore, you understand that you are precluded from bringing any fraud or fraudulent inducement claim against the WCI Group associated with any such communications, agreements, promises, inducements, understandings, statements or representations. The Company and you are entering into this Letter Agreement based on each party’s own judgment.

9.	Execution. You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be amended or modified except pursuant to Section 20 of the Plan.

10.	Modification to Section 12(b). Section 12(b) of the Plan is hereby modified to clarify that nothing contained in the Plan shall prevent you from soliciting any of the following officers of the WCI Group to be employed in a business that is not competitive with the WCI Group’s business: (x) at any time after any such officer’s employment is terminated without Cause by the Board, (y) at any time after any such officer’s employment is terminated by the officer for Good Reason, or (z) at any time after the expiration of the number of months indicated after each officer’s name from the Date of Termination of such officer by the Board for “Cause” or from the date such officer notifies the Parent or the Company of his intention to terminate his employment other than for “Good Reason”: Ronald Mittelstaedt (twelve (12) months) and Worthing Jackman (twelve (12) months).

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IN WITNESS WHEREOF, the parties have executed this Letter Agreement, which shall be deemed effective as of the Participant Effective Date.

WASTE CONNECTIONS US, INC.

By:	/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
Chief Executive Officer

PARTICIPANT

/s/ Darrell W. Chambliss

Darrell W. Chambliss